Exhibit 99.3
ROCKY BRANDS, INC. AND SUBSIDIARIES
SCHEDULE II
CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS DECEMBER 31, 2007,
2006 AND 2005

			Additions
	Balance at	Balance Acquired	Charged to
	Beginning of	From EJ	Costs and			Balance at
DESCRIPTION	Period	Footwear	Expenses	Deductions		End of Period

ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 2007	$838,000	$—	$1,024,217	$(888,567	)(1)	$973,650
Year ended December 31, 2006	$984,800	$—	$520,620	$(667,420	)(1)	$838,000
Year ended December 31, 2005	$715,000	$603,592	$106,799	$(440,591	)(1)	$984,800

VALUATION ALLOWANCE FOR DEFERRRED TAX ASSETS
Year ended December 31, 2007	$402,958	$—	$99,334	$—		$502,292
Year ended December 31, 2006	$314,332	$—	$88,626	$—		$402,958
Year ended December 31, 2005	$—	$314,332 (2)	$—	$—		$314,332

(1)	Amount charged off, net of recoveries

(2)	To the extent the valuation allowance acquired from EJ Footwear Group is reduced, this reduction will be reflected as a reduction of other non-current intangible assets.